Exhibit 99.1

NEWS RELEASE	TALX

Contact: L. Keith Graves
Phone: 314-214-7000
E-mail: lkg@talx.com

TALX REACHES AGREEMENT IN PRINCIPLE WITH SEC

     ST. LOUIS, Mo. (August 12, 2004) — TALX Corporation (NASDAQ: TALX) today reported that it has reached an agreement in principle with the staff of the Securities and Exchange Commission to settle its ongoing investigation of the company’s accounting of certain items, which was the subject of the company’s restatements of its 2001 and 2002 financial statements. Under the agreement in principle, the company would pay a fine of $2.5 million. As previously disclosed, in the company’s fiscal first quarter ended June 30, 2004, the company recorded a reserve of $3.0 million related to the potential SEC settlement. Separately, William W. Canfield, the company’s president and chief executive officer, has reached an agreement in principle with the SEC staff to settle its ongoing investigation against him in a related matter.

     Canfield commented, “We are very pleased that the uncertainty relating to the SEC investigation appears to be coming to a close. Settling this matter will allow us to focus on moving our business forward.”

     In connection with the agreement in principle, the company will consent, without admitting or denying any wrongdoing, not to violate certain specified provisions of U.S. securities laws in the future. The agreement with the SEC staff is subject to final approval by the SEC.

     TALX Corporation is a leading business process outsourcer for payroll data-centric services. TALX holds a leadership position in two key employment-related services — automated employment and income verification services via The Work Number® and unemployment cost management services via UC eXpress®. TALX also provides paperless payroll services, W-2 services, automated time entry and candidate screening services. Based in St. Louis, Missouri, TALX Corporation’s common stock trades on the Nasdaq Stock Market® under the symbol TALX. For more information about TALX Corporation call 314-214-7000 or access the Company’s website at www.talx.com.